Exhibit 99.1

Lordstown Motors and Hon Hai Technology Group

Announce Agreement in Principle

Partnership to work jointly on scalable electric vehicle programs at Lordstown Motors’ assembly plant in Ohio

LORDSTOWN, Ohio, September 30, 2021 (GLOBE NEWSWIRE) -- Lordstown Motors Corp. (“Lordstown Motors”) (Nasdaq: RIDE), a provider of electric light duty trucks focused on the commercial fleet market, and global technology company Hon Hai Technology Group (“Foxconn”) (TWSE: 2317), today announced that it has reached an agreement in principle to work jointly on Lordstown Motors’ electric vehicle programs in Lordstown Motors’ 6.2 million square foot production and assembly plant in Lordstown, Ohio. Beyond certain customary provisions, the Agreement is non-binding and subject to the negotiation and execution of definitive agreements. The parties on the same date have entered into a subscription agreement, under which Foxconn will purchase approximately $50 million of Lordstown Motors’ common stock directly from Lordstown Motors at a price of $6.8983 per share, the average daily volume adjusted price over the past 15 trading days prior to the execution of the Agreement in Principle. Foxconn has agreed to retain these shares for a specified period.

The agreement between both companies would allow Lordstown Motors to leverage the technology and manufacturing expertise of Foxconn, as Lordstown Motors pursues the production of electric vehicles at its Ohio facility. The goal of the partnership is to present both Lordstown Motors and Foxconn with increased market opportunities in scalable electric vehicle production in North America.

The Agreement provides as follows:

•	Lordstown Motors and Foxconn will use commercially reasonable best efforts to negotiate a definitive agreement pursuant to which Foxconn would purchase the Lordstown facility, excluding Lordstown Motors’ hub motor assembly line, battery module and packing line assets, certain intellectual property rights and other excluded assets, for $230 million.

•

Both entities would also negotiate a contract manufacturing agreement, which would be a condition to closing of the facility purchase, whereby Foxconn would manufacture Lordstown Motors’ Endurance full-size pickup truck at its Lordstown facility. Lordstown Motors would also agree to provide Foxconn with certain rights with respect to future vehicle programs.

•	Concurrently with the closing under the definitive agreements, Lordstown Motors would issue warrants to Foxconn that are exercisable until the third anniversary of the closing for 1.7 million shares of common stock at an exercise price of $10.50 per share.

•	The parties have agreed to explore licensing arrangements for additional pickup truck programs.

•	Following the closing under the definitive agreements, Lordstown Motors would enter into a long-term lease for a portion of the existing facility for its Ohio-based employees, and Foxconn would offer employment to agreed upon Lordstown operational and manufacturing employees.

Young Liu, Chairman of Hon Hai Technology Group, commented “We have high expectations through this partnership that we will be able to successfully integrate our resources with Lordstown Motors. In addition to achieving the goal of moving ahead our timeline to establish electric vehicle production capacity in North America, it also reflects Foxconn’s flexibility in providing design and production services for different EV customers. This mutually beneficial relationship is an important milestone for Foxconn’s EV business and our transformation strategy. I believe that the innovative design of the Endurance pickup truck, with its unique hub motors, delivers an advantageous user experience and has manufacturing efficiencies. It will undoubtedly thrive under our partnership and business model.”

In addition, this facility would serve as a speed to market asset that would also support Foxconn's partner and customer, Fisker Inc.

Daniel Ninivaggi, Chief Executive Officer of Lordstown Motors Corp., stated “We are excited about the prospect of joining forces with a world-class smart manufacturer like Foxconn and believe the relationship would provide operational, technology and supply chain benefits to our company and accelerate overall scaled vehicle production and increase employment in the Lordstown facility. The partnership would allow Lordstown Motors to take advantage of Foxconn’s extensive manufacturing expertise and cost-efficient supply chain, while freeing up Lordstown Motors to focus on bringing the Endurance to market, developing service offerings for our fleet customers and designing and developing innovative new vehicle models.”

In connection with the Foxconn announcement, today Lordstown Motors also provided an updated financial and production outlook.

About Lordstown Motors Corp.

Lordstown Motors is an Ohio-based electric vehicle (EV) innovator developing high-quality light duty commercial fleet vehicles, with the Endurance all electric pick-up truck as its first vehicle being launched in the Lordstown, Ohio facility. The Lordstown Motors has engineering, research and development facilities in Farmington Hills, Michigan and Irvine, California. For additional information visit www.lordstownmotors.com.

About Hon Hai

Established in Taiwan in 1974, Hon Hai Precision Industry Co., Ltd. (“Foxconn Technology Group”) (2317: Taiwan) is the world’s largest electronics manufacturer. Hon Hai is also the leading technological solution provider and it continuously leverages its expertise in software and hardware to integrate its unique manufacturing systems with emerging technologies. To learn more, visit www.honhai.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” “expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: our limited operating history and our significant projected funding needs; our liquidity position ; the need to raise substantial additional capital to continue ongoing operations; risks associated with the conversion and retooling of our facility and ramp up of production; our inability to obtain binding purchase orders from customers and potential customers’ inability to integrate our electric vehicles into their existing fleets; our inability to retain key personnel and to hire additional personnel; competition in the electric pickup truck market; supply chain disruptions; the potential inability to source essential components; our inability to develop a sales distribution network; the ability to protect our intellectual property rights; and the failure to obtain required regulatory approvals. In addition, our agreement in principle with Foxconn is non-binding and subject to the negotiation and execution of definitive agreements. No assurances can be given that definitive agreements will be entered into on the terms contemplated, or at all. Nor can any assurances be given as to the timing of any such agreements. Furthermore, potential supply chain disruptions, and their consequences on testing and other activities, could present challenges that impact the timing of our commercial production. Any forward-looking statements speak only as of the date on which they are made, and Lordstown Motors undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contacts:

Investors

Carter W. Driscoll, CFA

lordstownIR@icrinc.com

Media

Kimberly Spell

Kimberly.spell.ext@lordstownmotors.com